Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186
Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Year-End Financial Results

Denver, Colorado March 31, 2006 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the year ended December 31, 2005, as filed on March 31, 2006, with the U.S. Securities and Exchange Commission in the Corporation’s Annual Report on Form 10-K. For the year ended December 31, 2005, Vista reported a consolidated net loss of US$4.6 million or US$0.24 per share compared to the 2004 consolidated net loss of US$4.9 million or US$0.31 per share. The decrease of US$0.3 million in 2005 is due to decreased stock-based compensation expense of US$0.6 million resulting from fewer stock option grants during 2005 as compared to 2004, an increased interest income of US$0.2 million due to increased investments in the Corporation’s liquid savings account, partially offset by increased exploration and property evaluation costs of US$0.1 million and increased general and administrative costs of US$0.2 million.

The Corporation received net cash from financing activities of US$7.9 million in 2005 compared to US$9.8 million in 2004. Net cash used in investing activities in 2005 was US$8.4 million compared to US$6.1 million in 2004. This increase of US$2.3 million can be attributed to an increase of US$6.9 million for acquisitions of subsidiaries, net of cash, reflecting the acquisition of the Awak Mas project for US$1.6 million and the US$5.3 million cash expended as partial consideration for the acquisition of the F. W. Lewis, Inc, properties in 2005; this was offset by a decrease of US$3.1 million in expenditures for the restricted cash account that was established in 2004 and US$1.5 million for the premium payment for the bond at Hycroft in 2004. There were no comparable acquisition transactions in 2004. Net cash used for operations in both 2005 and 2004 was US$3.4 million. The unused cash received from financing activities in 2005 is on hand as working capital.

The financial position of the Corporation included current assets at December 31, 2005, of US$3.1 million compared to US$6.8 million at December 31, 2004 and total assets of US$38.0 million at December 31, 2005, compared to US$32.8 million at December 31, 2004. Total liabilities at December 31, 2005, were US$4.6 million compared to US$4.4 million at December 31, 2004; these liabilities included US$4.1 million in 2005 and US$4.2 million in 2004 for accrued reclamation and closure costs at the Hycroft mine which are offset by US$5.2 million in 2005 and US$5.1 million in 2004 in a restricted cash account which is included in total assets. Shareholders’ equity was US$33.4 million at December 31, 2005, compared to US$28.3 million at December 31, 2004. The Corporation’s working capital as of December 31, 2005, was US$2.6 million which decreased by US$3.9 million from US$6.6 million as of December 31, 2004. Subsequent to year end, the Corporation completed a non-brokered private placement which raised gross proceeds of approximately US$3.3 million, which were used to supplement the Corporation’s working capital following expenditures for the acquisition of the F. W. Lewis, Inc. properties in December 2005.

Selected Financial Data

	Years ended December 31
U.S. $000’s, except loss per share	2005	2004
Results of operations
Net loss	$(4,584)	$(4,924)
Basic and diluted loss per share	$(0.24)	$(0.31)
Net cash used in operations	$(3,379)	$(3,351)

Net cash used in investing activities	(8,448)	(6,100)
Net cash provided by financing activities	7,938	9,847

Financial position
Current assets	$3,094	$6,826
Total assets	37,999	32,788
Current liabilities	452	256
Total liabilities	4,596	4,444
Shareholders’ equity	33,403	28,344

Working capital	$2,642	$6,570

The annual general meeting of the Corporation’s shareholders has been scheduled for Monday, May 8, 2005, at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F. W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, the Awak Mas project in Sulawesi in Indonesia and the Mt. Todd project in Australia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com